As filed with the Securities and Exchange Commission on June 22, 2018

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FEDNAT HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	65-0248866
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180, Sunrise, FL  33323
(Address of Principal Executive Offices)(Zip Code)

2018 Omnibus Incentive Compensation Plan
(Full title of the plan)

Michael H. Braun
Chief Executive Officer and President
FedNat Holding Company
14050 N.W. 14th Street, Suite 180
Sunrise, FL  33323
 (Name and address of agent for service)

(954) 581-9993
(Telephone number, including area code, of agent for service)

Copies to:

Nina S. Gordon, P.A.
Broad and Cassel LLP
2 South Biscayne Boulevard, Suite 2100
Miami, Florida 33131
Telephone: (305) 373-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	800,000 shares	$22.14	$17,712,000.00	$2,205.14

(1)Represents shares reserved for issuance under the Registrant’s 2018 Omnibus Incentive Compensation Plan. Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)Computed in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share of $22.14 was computed by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the NASDAQ Global Market on June 20, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be delivered to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. All such documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also furnish, without charge, to each employee, upon the written or oral request of such employee, a copy of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to the Corporate Secretary at the Registrant’s principal executive offices located at 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323, telephone: (954) 581 - 9993.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)           The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Commission on March 13, 2018;

(b)           The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, as filed with the Commission on May 8, 2018;

(c)           The Registrant’s Current Reports on Form 8-K filed with the Commission on on January 3, 2018, January 29, 2018, February 22, 2018, March 2, 2018, May 3, 2018, May 29, 2018, and June 4, 2018; and

(d)           The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed with the SEC on October 28, 1998, as such description may be updated in any amendment to the Form 8-A.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such law.  The Registrant’s Amended and Restated Articles of Incorporation provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law.  The Registrant is also a party to indemnification agreements with each of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable

Item 8.	Exhibits

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed Herewith
		Form	Exhibit	Filing Date

4.1	Amended and Restated Articles of Incorporation, as amended, of Federated National Holding Company	10-Q	3.1	August 9, 2017

4.2	Amended and Restated Bylaws, as amended, of Federated National Holding Company	10-Q	3.2	August 9, 2017

4.3	Articles of Amendment to Amended and Restated Articles of Incorporation, as amended, of Federated National Holding Company	8-K	3.1	June 4, 2018

4.4	Specimen of Common Stock Certificate	SB-2 File No. 333-63623	4.1	October 27, 1998

4.5	2018 Omnibus Incentive Compensation Plan	Schedule 14A		April 13, 2018

4.6	Indenture dated December 28, 2017 by and among Federated National Holding Company, The Bank of New York Mellon, as Trustee, The Bank of New York Mellon, London Branch, as Paying Agent, and the Bank of New York Mellon SA/NV, Luxembourg Branch, as Registrar	8-K	4.1	January 3, 2018

4.7	Supplemental Indenture No. 1 dated as of December 28, 2017, regarding Senior Unsecured Floating Rate Notes due 2027	8-K	4.2	January 3, 2018

4.8	Supplemental Indenture No. 2 dated as of December 29, 2017, regarding Senior Unsecured Floating Rate Notes due 2022	8-K	4.3	January 3, 2018

4.9	Senior Unsecured Floating Rate Note due 2027	8-K	4.4	January 3, 2018

4.10	Senior Unsecured Floating Rate Note due 2022	8-K	4.5	January 3, 2018

5.1	Legal Opinion of Broad and Cassel LLP				X

23.1	Consent of Ernst & Young LLP, independent certified public accountants, regarding financial statements of the Registrant				X

23.2	Consent of Broad and Cassel LLP (included in Exhibit 5.1)				X

24.1	Power of Attorney of Officers and Directors of the Registrant (set forth on the signature pages to this filing)				X

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(b)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida on June 22, 2018.

FEDNAT HOLDING COMPANY

By:	/s/ Michael H. Braun
Michael H. Braun
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael H. Braun and Ronald A. Jordan, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE

/s/ Michael H. Braun	Chief Executive Officer, President and Director	June 22, 2018
Michael H. Braun	(Principal Executive Officer)

/s/ Ronald A. Jordan	Chief Financial Officer	June 22, 2018
Ronald A. Jordan	(Principal Financial Officer)

/s/ Erick A. Fernandez	Chief Accounting Officer	June 22, 2018
Erick A. Fernandez	(Principal Accounting Officer)

/s/ Bruce F. Simberg	Chairman of the Board and Director	June 22, 2018
Bruce F. Simberg

/s/ Jenifer G. Kimbrough	Director	June 22, 2018
Jenifer G. Kimbrough

/s/ Thomas A. Rogers	Director	June 22, 2018
Thomas A. Rogers

Director
William G. Stewart

/s/ Richard W. Wilcox, Jr.	Director	June 22, 2018
Richard W. Wilcox, Jr.

/s/ Roberta N. Young	Director	June 22, 2018
Roberta N. Young